MEMORANDUM OF AGREEMENT executed at Montreal, Quebec, this 23 day of April, 2013.

BETWEEN: **INTELGENX CORP.**, a corporation constituted under the laws of Canada, having its head office at 6425 Abrams, Ville St.-Laurent, Quebec H4S 1X9 duly represented herein by Dr. Horst Zerbe, President duly authorized to do so as he declares

(hereinafter called the "**Corporation**")

AND: **RAJIV KHOSLA**, domiciled and residing at 19 Daniel Lane, Kinnelon, New Jersey 07405, USA

(hereinafter called the "**Executive**")

WHEREAS the Corporation has undertaken to retain the Executive as an "at-will" employee in the positions of Chief Operating Officer and Chief Scientific Officer beginning upon such date as all necessary Canadian work permits are in effect, and in the position of President and Chief Executive Officer beginning January 1, 2014, assuming all necessary Canadian work permits are in effect at that time;

WHEREAS the Executive has agreed to resign his current position as a member of the Corporation's Board of Directors effective on the Commencement Date of this Agreement as defined in section 2, in order to assume these new positions; and

WHEREAS the Corporation wishes to retain the Executive first as its Chief Operating Officer and Chief Scientific Officer and subsequently as its President and Chief Executive Officer and the Executive agrees to be so retained, the whole "at-will" and under the terms and conditions set forth in this Memorandum of Agreement ("Agreement);

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1. **Preamble**

The preamble of this Agreement and its Schedule(s) shall form an integral part hereof.

2. **Employment**

Subject to the terms and conditions hereinafter set forth, the Corporation hereby agrees to retain the Executive in the positions of Chief Operating Officer ("COO") and Chief Scientific Officer ("CSO") beginning upon such date as all necessary Canadian work permits are in effect (the "**Commencement Date**"), which date shall be mutually confirmed in writing, and in the position of President and Chief Executive Officer (together, the "CEO") beginning January 1, 2014, provided that all necessary Canadian work permits are in effect at that time, and the Executive hereby agrees to serve in such capacities. For clarity, the Executive's assumption of duties as President and Chief

Executive Officer is conditional upon the Executive, with the full cooperation of the Corporation, obtaining all necessary Canadian work permits for the Executive.

3. **Term of Employment**

Subject to the specific provisions hereinafter set forth respecting the termination of the Executive's employment, the employment of the Executive shall be for an indeterminate term, commencing upon the Commencement Date. In this Agreement, each twelve-month period following January 1, 2013 or anniversary thereof is referred to as an "**Employment Year**", with the exception of the first Employment Year which for purposes of grants pursuant to the Short Term Incentive Plan, and vacation entitlement, will extend from the Commencement Date to December 31, 2013 but nonetheless be treated as a full Employment Year.

4. **Duties and Responsibilities**

4.1 The Executive will devote substantially all of the Executive's business hours to, and, during such time, will make the best use of the Executive's energy, knowledge and training in advancing the Corporation's interests. The Executive will have such duties, authority and responsibilities as shall be consistent with his positions diligently and conscientiously, and perform the duties of Executive's management title within the general guidelines outlined in:

(a) the Chief Operating Officer and Chief Scientific Officer job description, attached here to as **Schedule A**, as modified from time to time by the President during the first Employment Year, and

(b) the President and Chief Executive Officer job description, attached hereto as **Schedule B**, as modified from time to time by the Board of Directors during the second and subsequent Employment Years.

4.2 Beginning upon the Commencement Date, Executive shall report to the President and Chief Executive Officer of the Corporation (together, the "President"). Beginning January 1, 2014, assuming all necessary Canadian work permits are in effect at that time, Executive shall report to the Board of Directors of the Corporation (hereinafter referred to as the "**Board**"). Beginning January 1, 2014, assuming all necessary Canadian work permits are in effect at that time, Executive shall serve as a member of the Board for the duration of his employment as CEO.

4.3 The Executive may serve as a member of the Board of Directors of other public and privately held companies, non-profit corporations and civic organizations provided the Board is informed of such service and such service does not interfere with the performance of Executive's duties hereunder. The Executive will accept no other employment during the term of this Agreement. It is understood and agreed that Executive may have the need to perform some of the stated duties away from the Corporation's head office. Upon assuming the position of President and CEO, the Executive agrees to work at the Corporation's head office

at least four (4) business days per week, on average. The Corporation and Executive agree that Executive will commute between his home and the Corporation's head office, provided that such commuting shall not interfere with the performance of Executive's duties or in any way damage the well-being of the Corporation.

5. **Salary**

The Executive shall receive from the Corporation an annual salary of U.S. Two Hundred Fifteen Thousand Dollars (USD $215,000) (the "**Base Salary**"), beginning upon the Commencement Date. On January 1, 2014, the Executive's Base Salary shall increase to U.S. Two Hundred Twenty Eight Thousand Dollars (USD $228,000). The Base Salary shall be subject to review by the Compensation Committee of the Board on a yearly basis thereafter, provided that such Base Salary, as in effect from time to time, may be increased but not reduced, and will include at a minimum a cost of living adjustment (as measured by the Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W) prepared by the Bureau of Labor Statistics), and this revised Base Salary shall take effect on January 1 of each calendar year and shall be the Base Salary for the subsequent review. Salary shall be paid to the Executive, in lawful currency of the United States, in equal consecutive semi-monthly installments or in such other manner as may from time to time be agreed between the Corporation and the Executive, less all appropriate withholdings required by law, and pursuant to the Corporation's regular payroll practices.

6. **Automobile**

The Corporation shall pay to the Executive a monthly automobile allowance in the amount of U.S. Seven Hundred Dollars (USD $700) during the first Employment year, which shall cover all related operating expenses, including, without limitation, insurance, registration, gas, maintenance and repairs. This monthly automobile allowance shall be increased to US Eight Hundred and Fifty Dollars (USD $850.) from January 1, 2014.

7. **Business Expenses**

7.1 The Corporation shall reimburse the Executive for all reasonable traveling, entertainment and other business expenses actually and properly incurred by him in connection with the performance of his duties hereunder, upon presentation of acceptable documentary evidence that such expenses have been incurred.

7.2 The Corporation shall bear all costs and attorneys' fees related to obtaining a Visa or other immigration or travel documents legally required for Executive to work in Canada and travel between the United States and Canada in the course of performing his duties.

8. Directors' and Officers' Liability Insurance

The Corporation hereby agrees to indemnify the Executive in accordance with the provisions of its by-laws, as such provisions may be expanded from time to time. The Corporation shall obtain directors and officers liability insurance.

9. Benefits

9.1 Benefit Plans

The Executive shall be entitled to participate in such group life, medical and disability insurance plans and any other benefits as may be provided by the Corporation for its senior management executives from time to time.

9.2 Communications Equipment

The Corporation shall provide the Executive and pay for a mobile telephone, laptop computer and other communications equipment that the Executive may use in connection with his duties hereunder (e.g. home fax, home internet access, Blackberry or similar device etc.), and shall pay for the monthly fees and reasonable use of same.

9.3 Working From Home

Executive may work one business day per week from his home, provided his absence does not interfere with the performance of his duties or in any way damage the well being of the Corporation.

10. Incentive Plans

10.1 Short Term Incentive Plan: Bonus

The Executive shall be entitled to receive an annual bonus in respect of each fiscal year that falls, in whole or in part, during the term of the Executive's employment hereunder, which will be awarded on the basis of accomplishment of specific objectives in two categories, namely company financial performance and personal goals.

The Executive's full bonus for meeting such performance targets shall be fifty percent (50%) of Base Salary. For clarity, for the first Employment Year this target bonus shall be fifty per cent (50%) of US Two hundred fifteen Thousand Dollars (USD $215,000). Assessment of performance level will be based fifty percent (50%) on defined financial and other criteria for the Corporation, and fifty percent (50%) on the accomplishment of specified personal performance goals by the Executive. With both of these categories, a value will be placed on each specific element within that category. This approach is consistent with the current bonus program in place for senior management team.

The establishment and elaboration of the criteria for both of these performance categories, prior to the commencement of any year, and the subsequent assessment of performance results within those categories at year end, shall be done by the Compensation Committee of the Board, in consultation with the CEO, Chairman of the Board, and Executive, so as to reach a conclusion on the extent to which the bonus has been earned. Performance targets shall be established by the Executive and the Board before or within the first quarter of each fiscal year.

Any bonus payable pursuant to this Section 10.1 shall be payable not later than March 14th following the fiscal year-end.

10.2 **Long Term Incentive Plan: Stock Options**

Pursuant to its 2006 Stock Option Plan (the "Plan"), upon execution of this Agreement and pursuant to the terms of a separate stock option agreement to be executed between the Corporation and the Executive, the Corporation has agreed to grant a total of six hundred thousand (600,000) stock options on the following schedule:

(a) Four hundred eighty thousand (480,000) or eighty percent (80%) of options shall be granted on the Commencement Date;

(b) One hundred twenty thousand (120,000) or twenty percent 20%) of options shall be granted on January 1, 2014;

(c) All the options granted on the Commencement Date will vest on December 31, 2015, and all the options granted on January 1, 2014 will vest on December 31, 2016, each with a five-year term from the date of grant, and representing slightly more than 1% of the fully diluted shares of the Corporation as of December 1, 2012.

The vesting of any option is subject to the condition that Executive is still employed by the Corporation on the relevant vesting date, unless otherwise provided in the termination provisions of this Agreement. All current options held by Executive, which have not vested by the Commencement Date, will lapse upon his resignation from the Board of Directors.

Other than as specifically set forth in this Section 10, and in Section 12.2(b)(iv), any grant of stock options to the Executive will be subject to such terms and conditions as are set out in the Corporation's stock option plan. Any stock option grants must be made with an exercise price of not less than fair market value.

11. **Vacation and Holidays**

11.1 During each twelve (12) month period of his employment, the Executive shall be entitled to twenty five (25) days paid vacation, to be taken at such time(s) convenient to the Executive and the Corporation. Vacation entitlement may be

carried over from one Employment Year to the next only if it is then used within the first three months of that following Employment Year.

11.2 In addition to the Canadian holidays observed under Corporation policy, Executive may observe the U.S. Thanksgiving holiday and the Fourth of July holiday.

12. Termination of Employment

12.1 Definitions

For purposes of this Section 12 and of Section 13 of this Agreement, the following words and expressions shall have the meaning ascribed to them below:

(a) "**Accruals**" means: (i) any accrued but unpaid Base Salary and accrued but unpaid vacation pay through to the date of termination of employment of the Executive; (ii) benefits accrued and earned by the Executive through to the date of termination (if any) in accordance with the applicable plans and programs of the Corporation; and (iii) any business expenses incurred by the Executive in accordance with the provisions hereof, but not yet paid as of the date of termination, less all appropriate withholdings required by law.

(b) "**Cause**" shall include (i) commission of an act of dishonesty, fraud, embezzlement, misappropriation, or intentional and deliberate injury or material breach of fiduciary duty, or material breach of the duty of loyalty related to or against the Corporation or its business, or any unlawful or criminal activity of a serious nature involving any felony, or conviction by a court of competent jurisdiction of, or pleading guilty or nolo contendere to, any felony or any crime involving moral turpitude, (ii) any material breach by the Executive not cured within 30 days of written notice thereof, of any covenant, term, provision of or obligation under any agreement with the Corporation, including this Agreement or any other employment, confidentiality/non-disclosure, assignment of inventions or non-competition agreement, or (iii) gross negligence or willful misconduct by the Executive related to the Executive's performance or non-performance of Executive's duties under this Agreement that has a material adverse effect on the Corporation or any Subsidiary; or (iv) Executive's failure to obtain or keep current any required Visa, work permit, travel document, or other documentation required to work in Canada and / or travel between the United States and Canada, or (v) Executive's failure to perform his duties in a reasonably acceptable manner, as determined by the President during Executive's first Employment Year and by the Board during Executive's subsequent employment thereafter.

(c) "**Good Reason**" shall be limited to mean the occurrence, without the Executive's prior written consent, of any of the following circumstances:

(i) a material reduction in Executive's duties and responsibilities; (ii) a material reduction by the Corporation in Executive's then current annual Base Salary or benefits as provided for in this Agreement; (iii) any assignment of duties to the Executive which are materially inconsistent with the Executive's position. If one of the above circumstances occurs, the Executive must notify the Corporation of such circumstance within 60 days. The Corporation shall then have 30 days in which to remedy such circumstance.

(d) For purposes of this Section 12 and only for such purposes, "**Change in Control**" shall mean any change of control, in fact or in law, including (i) any sale, transfer or any other disposition or transaction or series thereof, directly or indirectly, pursuant to or as a result of which any person or group of persons or entities acting together or in concert shall acquire, hold or exercise, whether directly or indirectly, rights over securities to which are attached more than fifty percent (50%) of the votes that may be cast to elect directors of the Corporation, or which entitle the holder(s) thereof to more than fifty percent (50%) of the economic value of the Corporation, or (ii)a sale or assignment of all or substantially all of the Company's assets in one transaction or a series thereof, or (iii) the complete liquidation or dissolution of the Corporation, or (iv) a merger or consolidation involving the Corporation in which the persons or entities who were the shareholders of the Corporation prior to the transaction do not now own more than 50% of the equity or voting interests in the surviving entity, but shall not include a change of control resulting from the issuance by the Corporation of securities from treasury pursuant to a financing. For purposes of this Section 12 and only for such purposes, "**Change in Control**" shall not mean: (i) the departure of Dr. Horst Zerbe or Ingrid Zerbe, either from positions in Corporation management or on the Board; or (ii) a material change in the composition of the Board.

(e) "**Permanent Disability,**" for purposes of this Agreement, means the disability of the Executive such as would entitle the Executive to receive disability income benefits pursuant to the long-term disability plan of the Corporation then covering the Executive or, if no such plan exists or is applicable to the Executive, the permanent and total disability of the Executive within the meaning of U.S. Section 22(e)(3) of the Code.

(f) For purposes of this Agreement, a termination of employment shall mean a "**Separation from Service**" as defined in Section 409A of the U.S. Internal Revenue Code of 1986, as amended ("**Section 409A**"), and the regulations thereunder.

12.2 **<u>Termination By The Corporation With Or Without Cause</u>**

Notwithstanding anything contained herein, the Corporation may terminate the employment of the Executive under this Agreement:

(a) For Cause, in which case the Executive shall not be entitled to: (i) a notice period; (ii) any compensation whatsoever, including but not limited to Base Salary, a Short Term Incentive Plan bonus or any pro rata amount thereof, or any insurance benefits; or (iii) damages or payment of any nature whatsoever, save for any Accruals; or

(b) Upon fifteen (15) days written notice to Executive, the Corporation may terminate Executive's employment without cause, in which case the Executive shall be entitled to any Accruals and the following payments and benefits, less all appropriate withholdings required by law (the "Termination Benefits"), for a period of up to eighteen (18) months following termination (the "Severance Period"):

(i) A lump-sum payment equivalent to the aggregate amount of Base Salary that would have been payable during the Severance Period;

(ii) Continued participation in all employee benefits plans and programs in which the Executive was participating on the date of termination of employment, if and as permitted thereunder, or if not permitted then reimbursement for purchase of equivalent benefits, until the earlier of: (a) the expiration of the Severance Period; and (b) the date on which the Executive receives equivalent coverage and benefits under other plans and programs of a subsequent employer;

(iii) Payment of a Short Term Incentive Plan bonus for the period from the beginning of the then current fiscal year through to the date of termination of employment, calculated as a pro rata share of the previous year's Short Term Incentive Plan bonus; and

(iv) Any stock options that are unvested at the date of termination of employment shall immediately vest.

12.3 **<u>Termination By Executive</u>**

The Executive may terminate his employment under this Agreement at any time.

(a) If Executive terminates his employment for Good Reason, provided Executive has notified the Corporation of such circumstance within 60 days of the circumstance occurring and has given the Corporation at least 30 days in which to remedy such circumstance, Executive shall be entitled to any Accruals and all the Termination Benefits outlined in section 12.2(b) above.

(b) Upon fifteen (15) days written notice to the Corporation, the Executive may terminate his employment hereunder at any time within a period of six (6) months following a Change in Control; in such event, the

Corporation shall pay the Executive any Accruals, and provide him with the Termination Benefits outlined in section 12.2(b) above.

(c) Executive may voluntarily terminate his employment upon fifteen (15) business days written notice to the Corporation. If the Executive voluntarily resigns from his employment with the Corporation at any time other than as described in section 12.3(a) or (b) of this Agreement, this Agreement shall terminate and the Corporation shall have no further obligations hereunder except to pay to the Executive (or his estate, as the case may be) any Accruals.

12.4 **Termination Due To Death Or Permanent Disability**

This Agreement will terminate upon the Executive's death or Permanent Disability, and the Corporation shall have no further obligations hereunder except to pay to the Executive (or his estate, as the case may be) any Accruals.

12.5 **Payment of Termination Benefits**

(a) The Corporation shall only be obligated to pay the Termination Benefits provided above if the Executive (i) has returned all Corporation property in the Executive's possession, and (ii) signs (and does not revoke) a standard Severance Agreement and Release of Claims provided by the Corporation on or about the date of termination (the "Release"), and such Release becomes effective by the date specified by the Corporation no later than 30 days after the Executive's separation from the Corporation.

(b) All payments to the Executive contemplated by the Termination Benefits shall be made by the Corporation within ten (10) business days of the effective date of the Release. Furthermore, it is specifically understood and agreed that the Executive shall have no obligation to mitigate damages or seek other employment or compensation in the event he is entitled to receive Termination Benefits under any provision of this Agreement, and except as otherwise expressly provided, payments made as part of such Termination Benefits shall not be offset by compensation or remuneration received from other sources.

12.6 **Payment Subject to Section 409A**

In the event the Executive is determined to be a "specified employee" within the meaning of Section 409A (2)(B)(i), and some or a portion of the payments under this Agreement are subject to and are not otherwise exempt from Section 409A, payment of such amounts that are subject to Section 409A shall be delayed until the first day following the six (6) month anniversary of the Executive's Separation from Service.

13. Sufficiency of Payment

The Executive acknowledges that the amounts and benefits contemplated in Section 12 hereof are fair and reasonable and that such amounts cover any and all amounts which may be owing or payable by the Corporation in respect of his employment and the termination thereof, whether as prior notice, compensatory payment in lieu of prior notice, indemnity in lieu of notice of termination, severance pay, vacation, bonus, incentive, allowance, expenses, benefits or contractual or extra-contractual damages pursuant to any provision of law, contract, policy, plan, regulation, decree or practice whatsoever. Except as expressly contemplated in Section 12 and except for any rights which he may have with respect to the indemnification to be provided by the Corporation pursuant to Section 8, whether under its by-laws or otherwise, the Executive specifically acknowledges and agrees that neither he nor his estate shall be entitled to receive any other or additional amounts from the Corporation upon ceasing to be an employee.

14. Confidentiality

14.1 The Executive acknowledges that, in the course of his employment with the Corporation, he will have access to and be entrusted with confidential and proprietary information and trade secrets of or relating to the Corporation, which information is not part of the public domain, and which the Corporation has a legitimate interest in protecting. Such information and trade secrets include, but are not be limited to the following:

(a) The identity of the Corporation's clients; the Corporation's client lists; the products and/or services offered or provided to the Corporation's clients, the prices charged for such products or services; the volume of sales made to such clients, the particular needs of such clients; and the methods or arrangements implemented by the Corporation or any Member thereof to service or do business with such clients;

(b) The identity of the Corporation's suppliers; lists of suppliers; the products and/or services purchased from such suppliers, the prices paid to such suppliers, and the financial or other particular arrangements made between such suppliers and the Corporation or any Member thereof,

(c) The identity of the Corporation's employees, the list(s) of employees of any Member of the Corporation, the salary, remuneration, other employment benefits and/or training provided to such employees;

(d) Any information concerning the actual or planned creation, production, development, marketing, sale, distribution and/or licensing of any products or services by the Corporation or any Member thereof;

(e) Any technique, process, method of doing business, or sales, marketing, product development or business plans or strategies, surveys, designs, inventions or other intellectual property of the Corporation or any Member thereof, including all antecedent derivative works; and

(f) Any information concerning the financial affairs of the Corporation or any Member thereof and any negotiations, licensing or other business agreements between any Member of the Corporation and third parties.

Sections 14.1(a) – (f) are referred to collectively as **"Confidential Information."** The Executive acknowledges and agrees that the foregoing are only examples of the types of trade secrets, confidential and proprietary information that will be made known to him by reason of his employment with the Corporation, and are not to be construed as an exhaustive list of such information. It is also understood that the term "Confidential Information" does not include information which is or becomes generally known to the public without any breach by the Executive of his obligations hereunder or any fault on the part of the Executive.

14.2 The Executive covenants and agrees that, during his employment with the Corporation, and at all times subsequent to the termination of his said employment, for whatever reason, whether voluntary or involuntary, he shall not, directly or indirectly, in any manner or for any purpose whatsoever, except for the business purposes of the Corporation and as may be reasonably required in the normal and loyal performance of his employment duties hereunder or unless and to the extent he is specifically required to do so by Court order, use, copy or reproduce or allow to be used, copied or reproduced any Confidential Information or disclose, transmit, transfer or communicate or allow to be disclosed, transmitted, transferred or communicated any Confidential Information to any person, firm, business, corporation, partnership, joint venture, syndicate, association, governmental organization or authority, or any other type of entity or group, endowed or not with juridical personality.

14.3 The Executive acknowledges and agrees that the Confidential Information, and all materials, documents, files and records relating thereto, are and shall remain the exclusive property of the Corporation.

14.4 The Executive covenants and agrees that, upon the request of the Corporation and, in any event, upon the termination of his employment with the Corporation, for whatever reason, whether voluntary or involuntary, he will return to the Corporation immediately, without making or keeping any copies or reproductions thereof, in whatever form, all Confidential Information, however captured, stored or recorded, as well as all materials, documents, files, records, diskettes, notebooks, and other property of the Corporation which are in his possession, or under his custody or control.

15. <u>Intellectual Property</u>

15.1 Any and all inventions and improvements thereon, processes, information and/or data which the Executive may make, conceive and/or compile during his employment, whether alone or in concert with others, relating or in any way pertaining to, or connected with any of the matters which have been, are or may become, during his employment, the subject of the business, investigations and/or

research and development program of the Corporation or in which the Corporation has been, is or may become interested during his employment (collectively, the "**Inventions**"), shall be the sole and exclusive property of the Corporation. It is understood and agreed, however, that the term Inventions shall not include any inventions, or improvements thereon, processes, information and/or data which the Executive makes, conceives or compiles in the context of his involvement with any advisory board or as a director of any other corporation, as permitted pursuant to section 4 hereof. The Executive hereby assigns to the Corporation, without any limitation whatsoever, any and all right, title and interest in and to the Inventions.

Further, the Executive hereby waives, without any limitation whatsoever, to the benefit of the Corporation, its successors, assigns and licensees any moral rights which he may have with respect to the Inventions for the term of such right.

15.2 The Executive will, whenever requested to do so by the Corporation, either during or after the termination of his employment, for any reason whatsoever, execute any and all applications, assignments and other instruments which the Corporation shall deem necessary in order to apply for and obtain letters patent of Canada and/or foreign countries for such Inventions and in order to assign and convey to the Corporation the sole and exclusive right, title and interest in and to such Inventions, applications and patents.

15.3 To the end that Sections 15.1 and 15.2 hereof may be effectively carried out, the Executive shall promptly inform and disclose to the Corporation all inventions, improvements, processes, applications, data and/or other information made, conceived and/or compiled by him during the Term.

15.4 The requirements of this Section 15 do not apply to any intellectual property which covers those inventions for which no equipment, supplies, facility or trade secret information of the Corporation was used and which was developed entirely on the Executive's own time, <u>and</u>:

(a) which does not relate directly to the Corporation's business or to the Corporation's actual or demonstrably anticipated research or development, or

(b) which does not result from any work the Executive performed for the Corporation. Except as previously disclosed to the Corporation in writing, the Executive does not have, and will not assert, any claims to or rights under any intellectual property as having been made, conceived, authored or acquired by the Executive prior to his employment by the Corporation.

16. <u>Non-Competition and Non-Solicitation Covenants</u>

16.1 "**Corporation Product**" means any actual or projected product, product line or service that is or has been designed, developed (or is under active development), manufactured, marketed or sold by the Corporation prior to or during the term of

this Agreement or regarding which the Corporation has conducted or acquired research and development prior to or during the term of this Agreement.

16.2 The Executive expressly covenants and agrees that, during his employment and for a period of eighteen (18) months from the date on which his employment by the Corporation terminates, for whatever reason, whether voluntary or involuntary, he will not, directly or indirectly:

(a) Anywhere in North America, engage in, whether as a sole proprietor, partner, shareholder or in any other proprietary capacity whatsoever, or provide support and/or assistance in any other form whatsoever, to any person, firm or corporation engaged in the design, development, manufacture, sale, solicitation of sale, marketing, testing, research or other business activities for a medical product, product line or service designed, developed, manufactured, marketed or sold by anyone other than the Corporation that diagnoses, treats, performs, addresses the same or substantially similar medical problems or procedures as a Corporation Product during the Term or at the date of such termination of employment, as the case may be;

(b) Anywhere in North America, be employed by, act as an Executive or adviser to, or be the agent or representative of any person, firm or corporation engaged in developing, manufacturing, licensing, marketing or distributing any product that competes with a product developed, manufactured, licensed, marketed or distributed by the Corporation during the Term or at the date of such termination of employment, as the case may be;

(c) Solicit or attempt to solicit any customer or entice any such customer of the Corporation to cease dealing with the Corporation, in all such cases with a view to giving, selling or providing to such customer any products or services similar to the products or services sold or provided by the Corporation at the time of the cessation of his employment; or

(d) Solicit, induce, or otherwise persuade any executive or employee of the Corporation to terminate his employment or to cease providing services to the Corporation.

16.3 **Permitted Activities**

The restrictions contained in Section 16.2 will not prevent the Executive from accepting employment with any larger pharmaceutical or medical products organization with separate and distinct divisions that do not compete, directly or indirectly, with the Corporation, as long as prior to accepting such employment the Corporation receives separate written assurances from the prospective employer and from the Executive, satisfactory to the Corporation, to the effect that the Executive will not render any services, directly or indirectly, to any

division or business unit that competes, directly or indirectly, with the Corporation. During the restrictive period set forth in Section 16.2, the Executive will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement. Further, the restrictions in Section 16.2 will not prohibit the Executive from owning up to 5% of the capital stock of a publicly traded pharmaceutical or medical device company even if such public company has a product line which may compete with a Corporation Product. In the event that in any legal proceedings before a competent tribunal in any jurisdiction, it is determined that any of Sections 16.2(a), (b), (c) or (d) or any part of the said Sub-sections, is invalid with respect to any particular transaction, that Sub-section or part thereof shall be deemed to be severed from this Agreement for the purposes only of the particular legal proceedings in question, and the said Sub-section shall, in every other respect, continue in full force and effect.

17. <u>Violation</u>

17.1 The Executive hereby agrees that the restrictions in the foregoing sections and paragraphs are reasonable and necessary in order to permit the Corporation to adequately protect its legitimate interests and competitive position in the marketplace.

17.2 The Executive acknowledges that, in the event of any breach by him of any of his obligations under sections 14, 15, 16 and 17, such breach shall cause the Corporation serious and irreparable harm and that injunctive relief will be necessary in such event, without prejudice to any other recourses or remedies available to the Corporation.

18. <u>General</u>

18.1 The Executive acknowledges that this Agreement is a contract by mutual agreement for at-will employment which has been negotiated and discussed between the parties and entered into as a result thereof.

18.2 The terms of this Agreement have been reviewed, voted on, and unanimously approved by the Corporation's Board of Directors.

18.3 Except for the 2012 Stock Incentive Plan and the stock option agreement referenced in Section 10.2, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, contains all of the agreements between the parties hereto and supersedes all prior written or oral agreements hereto with respect to the subject hereof and any and all such prior written or oral agreements are hereby terminated.

18.4 No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise

provided in the written waiver, shall be limited to the specific breach waived. Notwithstanding, neither the President or the Board are required to obtain Executive's written agreement to cessation of the working from home benefit outlined in Section 10.3, providing such cessation shall not be unduly required by the President or the Board.

18.5 Each and every term, condition and provision of this Agreement is and shall be severable one from the other, and in the event that any term, condition or provision hereof is at any time declared by a court of competent jurisdiction to be void, invalid or unenforceable, same shall not extend to invalidate, make void or make unenforceable any condition or provision of this Agreement, and such term, condition or provision so declared to be void, invalid or unenforceable shall be severed from the rest of this Agreement.

18.6 This Agreement shall be binding upon and shall enure to the benefit of the parties hereto, their respective successors, legal representatives and permitted assigns.

18.7 The provisions of Sections 14, 15, 16, and 17 shall survive the termination of this Agreement.

18.8 The paragraph and section headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

18.9 This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The courts of the State of New York shall have exclusive jurisdiction with respect to any disagreement or dispute between the parties regarding this Agreement.

18.10 Time is of the essence of this Agreement.

18.11 The parties acknowledge that they have required that the present Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir exigé la redaction en anglais de la présente convention ainsi que de tous documents executes, avis donnés et touter poursuites judiciaires intentées, directement ou indirectement, relativement ou à la suite de la présente convention.

18.12 The Corporation is not responsible for the tax consequences for any obligations under this Agreement other than the proper withholding of taxes in accordance with applicable US or Canadian tax law, and is under no obligation to indemnify the Executive for any taxes resulting from this Agreement.

AND THE PARTIES HAVE SIGNED:

INTELGENX CORP.

Per: ______________________

____
Rajiv Khosla

SCHEDULE A:

Job Description - Chief Operating Officer and Chief Scientific Officer

SCHEDULE B:

<u>Job Description</u> – President and Chief Executive Officer